Exhibit 23.3

[K.E. ANDREWS & COMPANY LETTERHEAD]

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-139612 and No. 333-151081) and on Form S-3 (No. 333-147244 and No. 333-144938 (which pursuant to Rule 429, also constitutes the Registration Statement on Form S-3 (No. 333-140370)) of Eagle Rock Energy Partners, L.P. (the “Company”) of the reference to K.E. Andrews & Company (“KEAC”) and of the purchase price allocations and related information attributed to KEAC in this Current Report on Form 8-K filed with the Securities and Exchange Commission.

K.E. ANDREWS & COMPANY

/s/ Mark Andrews, ASA
Mark Andrews, ASA President

Houston, Texas
April 2, 2009